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                                                                     EXHIBIT 4.7

                          AMENDMENT TO RIGHTS AGREEMENT

1. GENERAL BACKGROUND. In accordance with Section 26 of the Amended and Restated Rights Agreement between Fleet National Bank f.k.a. BankBoston, N.A.), and Tandy Brands Accessories, Inc., (the "Company"), dated October 19, 1999 (the "Agreement"), the Rights Agent and the Company desire to amend the Agreement to appoint EquiServe Trust Company, N.A.

2. EFFECTIVENESS. This Amendment shall be effective as of October 16, 2001 (the "Amendment") and all defined terms and definitions in the Agreement shall be the same in the Amendment except as specifically revised by the Amendment.

3. REVISION. The section in the Agreement entitled "Change of Rights Agent" is hereby deleted in its entirety and replaced with the following:

         Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days' prior written notice mailed to the Company and to each transfer agent of the Common Shares or Preferred Stock by registered or certified mail and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent (with or without cause) upon thirty
         (30) days' prior written notice mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Stock by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder's Right Certificate for inspection by the company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States or of any state thereof, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $10 million dollars. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Stock, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

4. Except as amended hereby, the Agreement and all schedules or exhibits thereto shall remain in full force and effect.





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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of this 16th day of October, 2001.

                                        TANDY BRANDS ACCESSORIES, INC.


                                        By:      /s/ J.S.B. Jenkins
                                           -------------------------------------
                                           Name:  J.S.B. Jenkins
                                                --------------------------------
                                           Title: President
                                                 -------------------------------


                                        FLEET NATIONAL BANK
                                        (f/k/a BankBoston, N.A.)


                                        By:      /s/ Carol Mulvey-Eori
                                           -------------------------------------
                                           Name:  Carol Mulvey-Eori
                                                --------------------------------
                                           Title: Managing Director
                                                 -------------------------------


                                        EQUISERVE TRUST COMPANY, N.A.


                                        By:      /s/ Dennis V. Moccia
                                           -------------------------------------
                                           Name:  Dennis V. Moccia
                                                --------------------------------
                                           Title: Managing Director
                                                 -------------------------------